Exhibit 99.1
13 July 2007
DURA Automotive Systems, Inc. Files Term Sheet for Plan and Backstop Equity Rights Purchase Agreement
ROCHESTER HILLS, Mich., July 13, 2007—DURA Automotive Systems, Inc. (OTC: DRRAQ) today announced that it filed with the U.S. Bankruptcy Court a plan of reorganization term sheet and backstop purchase agreement for an equity rights offering. The rights offering, which was arranged by Miller Buckfire & Co., DURA’s investment banker and financial advisor, will provide capital to help fund the company’s exit from Chapter 11 by year-end 2007.
Three of DURA’s senior noteholders – Pacificor, LLC, Bennett Management Corporation, and Wilfrid Aubrey LLC – have agreed to underwrite the rights offering DURA has contemplated as part of its Chapter 11 reorganization. The rights offering provides the right for DURA’s senior noteholders to purchase shares in a reorganized DURA. DURA’s plan term sheet calls for the sale of 39.4 percent to 42.6 percent of new common stock in the reorganized company.
“This agreement provides financing for the company’s emergence from bankruptcy later this year and demonstrates confidence from our financial partners in DURA’s future sustainability,” said Larry Denton, DURA Automotive’s chairman and chief executive officer. “We look forward to building on this positive momentum as we continue on our path towards emergence.”
The backstop agreement guarantees that DURA will generate between $140 million to $160 million from the rights offering. The term sheet also contemplates among other elements of the reorganization: additional financing through an exit credit facility; payment of all DIP claims, administrative expenses and certain priority claims; payment in full of second-lien claims; and conversion of all senior notes and general unsecured claims into new common stock in a reorganized DURA.
On October 30, 2006, DURA Automotive Systems, Inc., and its domestic and Canadian affiliates, filed voluntary petitions for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The company and its domestic and Canadian affiliates continue to operate their businesses as Chapter 11 debtors-in-possession.
About DURA Automotive Systems, Inc.
DURA Automotive Systems, Inc., is a leading independent designer and manufacturer of driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules and exterior trim systems for the global automotive industry. The company is also a leading supplier of similar products to the recreation vehicle (RV) and specialty vehicle industries. DURA markets its automotive products to every North American, Asian and European original equipment manufacturer (OEM) and many leading Tier 1 automotive suppliers. DURA is headquartered in Rochester Hills, Mich. Information about DURA and its products is available on the Internet at www.duraauto.com.
Forward-looking Statements
This press release, as well as other statements made by DURA may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the ability of the company to continue as a going concern; (ii) the ability of the company to operate pursuant to the terms of the debtor-in-possession (“DIP”) financing facility; (iii) the company’s ability to obtain court approval with respect to motions in the chapter 11 proceeding prosecuted by it from time to time; (iv) the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; (iv) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; (v) the ability of the company to obtain and maintain normal terms with vendors and service providers; (vi) the company’s ability to maintain contracts that are critical to its operations; (vii) the potential adverse impact of the Chapter 11 cases on the company’s liquidity or results of operations; (viii) the ability of the company to execute its business plans, and strategy, including the operational restructuring initially announced in February 2006, and to do so in a timely fashion; (ix) the ability of the company to attract, motivate and/or retain key executives and associates; (x) the ability of the company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees; (x) general economic or business conditions affecting the automotive industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected; and (xi) increased competition in the automotive components supply market. Other risk factors are listed from time to time in the company’s United States Securities and Exchange Commission reports, including, but not limited to the Annual Report on Form 10-K for the year ended December 31, 2005. DURA disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the company’s various pre-petition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of DURA’s common stock receiving no distribution on account of their interest and cancellation of their interests. Under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the company urges that appropriate caution be exercised with respect to existing and future investments in DURA’s common stock or other equity interests or any claims relating to pre-petition liabilities.